Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2010 FOURTH QUARTER AND

FULL YEAR RESULTS

•    Board of Directors Approves Quarterly Dividend

Mentor, Ohio (May 6, 2010)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2010 year ended March 31, 2010. Revenues for fiscal 2010 decreased 3% on both a reported and constant currency basis to $1.26 billion compared with $1.3 billion in the prior year. Life Sciences revenues grew 1%, while Healthcare and Isomedix Services declined 4% and 1%, respectively.

During the fourth quarter the Company continued its efficiency efforts, taking restructuring actions primarily related to its European Healthcare manufacturing operations as well as certain European and North American back office functions. These efforts are anticipated to generate annualized savings of approximately $4.0 million, which will be realized over the next several years, with approximately $1.0 million benefiting fiscal 2011, and approximately $3.0 million benefiting future years.

For fiscal 2010, net income was $128.5 million, or $2.16 per diluted share, compared with $110.7 million, or $1.86 per diluted share in fiscal 2009. Included in net income for fiscal 2010 are restructuring charges of $4.8 million, primarily related to the fourth quarter 2010 restructuring action. Included in net income for fiscal 2009 are restructuring charges related to the third quarter 2009 cost reduction program, as well as the impact of benefits changes which resulted in additional pre-tax income during the third quarter. Combined, these two factors resulted in a net pre-tax charge of $6.1 million during fiscal year 2009.

Excluding the previously described restructuring charges and benefit changes, net of tax, net income for fiscal 2010 increased 15% to $131.3 million, or $2.21 per diluted share, compared with fiscal 2009 net income of $114.5 million, or $1.92 per diluted share. A detailed reconciliation of these items can be found in the attached financial tables.

STERIS Corporation

News Announcement

“Our people have performed admirably in a year filled with uncertainty,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We substantially improved profitability and cash flow during fiscal 2010 and delivered record earnings per share even in the face of revenue declines. As we look at fiscal 2011, we are entering the year with strong backlog and more normalized order patterns in our core markets compared to last year, in particular in the Healthcare segment. However, our ability to grow earnings will be somewhat hampered during fiscal 2011 as Customers transition away from SYSTEM 1.”

Fourth Quarter Results

Fiscal 2010 fourth quarter revenues declined 4% to $332.1 million compared with $344.4 million in the fourth quarter of fiscal 2009, primarily reflecting the timing of shipments in the Healthcare segment. On a constant currency basis, fourth quarter revenues declined 5%.

Fiscal 2010 fourth quarter net income was $29.8 million, or $0.50 per diluted share, compared with net income of $27.8 million, or $0.47 per diluted share, in the fourth quarter of fiscal 2009. Included in net income for the fourth quarter of fiscal 2010 are pre-tax restructuring charges totaling $5.2 million. Included in net income for the fourth quarter of fiscal 2009 are pre-tax restructuring charges totaling $1.8 million related to the third quarter 2009 cost reduction program, of which $0.8 million were recorded as restructuring expenses and $1.0 million were recorded in cost of goods sold.

Excluding the restructuring charges net of tax, fiscal 2010 fourth quarter net income was $33.2 million, or $0.55 per diluted share, compared with net income of $28.9 million, or $0.49 per diluted share in the fourth quarter of fiscal 2009.

Segment Results

Healthcare revenues in the quarter were $235.6 million compared with $249.2 million in the fourth quarter of fiscal 2009, a decline of 5%. Growth in consumables and service of 3% and 4%, respectively, was more than offset by a 13% decline in capital equipment as the Company has worked to reduce the seasonal variability of capital shipments. Backlog levels at quarter end were $127.8 million, an increase of 7% compared with the same time last year. Operating income was $37.8 million, compared with $38.3 million in the fourth quarter of fiscal 2009. Excluding restructuring charges, segment operating income increased 6% to $42.4 million compared with $39.9 million in the prior year quarter.

STERIS Corporation

News Announcement

Life Sciences fourth quarter revenues were essentially flat at $58.8 million compared with $58.7 million in the fourth quarter of fiscal 2009. Consumables had another strong quarter, with growth of 11%, while service increased 6%, and capital equipment declined 10%. Backlog levels at quarter end were $41.8 million, a decline of 8% compared with the prior year period. Life Sciences operating income was $7.5 million in the quarter compared with $4.0 million in the fourth quarter of fiscal 2009. Excluding restructuring charges, segment operating income increased to $8.1 million compared with $4.2 million in the prior year quarter, primarily due to product mix and continued efficiencies in the business.

Fiscal 2010 fourth quarter revenues for Isomedix Services increased 5% to $35.7 million compared with $34.2 million in the same period last year. Revenue growth was driven primarily by increased demand from medical device Customers. Operating income was $8.4 million in the quarter compared with $7.9 million in the fourth quarter of last year. Included in operating income for the fourth quarter of fiscal 2009 was a gain of $1.7 million related to the sale of the segment’s Rhode Island facility.

Cash Flow

Net cash provided by operations for fiscal 2010 increased 34% to $224.9 million, compared with net cash provided by operations of $167.4 million in fiscal 2009. Free cash flow (see note 1) for fiscal 2010 was a record $184.0 million. Free cash flow for fiscal 2010 benefited from the increase in earnings and continued improvements in working capital management.

Quarterly Dividend Announced

The Company also announced today that STERIS’s Board of Directors has authorized a quarterly dividend in the amount of $0.11 per common share. The dividend is payable June 15, 2010 to shareholders of record at the close of business on May 27, 2010.

Outlook

Based upon current trends, the Company expects fiscal 2011 revenue growth of approximately 5%, and earnings per diluted share in the range of $2.00 to $2.30 for the full fiscal year. This outlook reflects certain key assumptions, some of which are listed below:

•	Healthcare revenue growth is expected to be in the mid-single digits.

STERIS Corporation

News Announcement

•	Life Sciences revenue is expected to be flat.

•	Isomedix revenue growth is expected to be in the low-single digits.

•	Excludes the one-time reduction of revenue and operating income related to the previously announced SYSTEM 1 Rebate Program.

•	The Company has assumed the average forward exchange rates for the U.S. dollar and key international currencies as of March 31, 2010.

•	The Company has assumed a modest increase in raw material costs.

•	Excludes restructuring expenses from the Company’s ongoing efficiency efforts.

•	EBIT as a percent of revenue is anticipated to be in the range of 15-16%.

•	The anticipated effective tax rate is approximately 35%.

For the full fiscal year 2011, free cash flow (see note 1) is anticipated to be approximately $125 million and capital expenditures are anticipated to be approximately $70 million.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on May 6, 2010, until 5:00 p.m. Eastern time on May 20, 2010, either over the Internet at www.steris-ir.com or via phone by calling 1-888-568-0662 in the United States and Canada, and 1-402-998-1542 internationally.

Annual Meeting of Shareholders

The Company will hold its annual meeting of shareholders on July 29, 2010. Further information regarding the time and location will be provided in the Company’s annual report and proxy materials.

About STERIS

STERIS Corporation

News Announcement

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry or products that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “potential,” “confidence,” “improve,” “optimistic,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals, or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any outcome from litigation, regulatory action, administrative proceedings, government investigations, warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings and revenue trends, expense reduction or other future financial results. Reference to the consent decree, transition, rebate program, or products are summaries only and do not alter or modify the specific terms of the decree, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s rebate program, transition plan, or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation previously disclosed FDA warning letters, government investigations, the December 3, 2009 FDA notice, the April 20, 2010 consent decree and related transition plan, or other requirements or standards, may delay, limit or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance,

STERIS Corporation

News Announcement

results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated cost savings or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release, may adversely impact Company performance, results, or value, (g) the effect of the contraction in credit availability, as well as the ability of our customers and suppliers to adequately access the credit markets when needed, and (h) those risks described in our Annual Report on Form 10-K for the year ended March 31, 2009 and the Form 10-Q for the quarter ended December 31, 2009.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$332,129	$344,366	$1,257,733	$1,298,525
Cost of revenues	189,921	204,555	718,551	771,783

Gross profit	142,208	139,811	539,182	526,742

Operating expenses:
Selling, general, and administrative	75,717	83,073	296,614	314,983
Research and development	9,973	8,291	34,008	32,760
Restructuring expense	5,161	828	4,848	3,554

Total operating expenses	90,851	92,192	335,470	351,297

Income from operations	51,357	47,619	203,712	175,445
Non-operating expense, net	3,423	2,749	11,896	8,960
Income tax expense	18,099	17,054	63,349	55,800

Net income	$29,835	$27,816	$128,467	$110,685

Earnings per common share (EPS) data:
Basic	$0.50	$0.48	$2.18	$1.88

Diluted	$0.50	$0.47	$2.16	$1.86

Cash dividends declared per common share outstanding	$0.11	$0.08	$2.44	$0.30

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	59,173	58,445	58,826	58,778
Diluted number of common shares outstanding	59,851	58,688	59,423	59,448

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2010	March 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$214,971	$154,180
Accounts receivable, net	214,940	238,438
Inventories, net	121,135	130,218
Other current assets	25,411	30,294

Total Current Assets	576,457	553,130

Property, plant, and equipment, net	346,858	350,996
Goodwill and intangible assets, net	305,311	305,189
Other assets	9,776	7,624

Total Assets	$1,238,402	$1,216,939

Liabilities and Equity
Current liabilities:
Accounts payable	$66,035	$68,573
Other current liabilities	131,094	133,453

Total Current Liabilities	197,129	202,026

Long-term debt	210,000	210,000
Other liabilities	76,779	86,748
Equity	754,494	718,165

Total Liabilities and Equity	$1,238,402	$1,216,939

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:

Healthcare	$235,587	$249,185	$892,474	$931,263
Life Sciences	58,782	58,724	218,209	216,701
STERIS Isomedix Services	35,742	34,169	140,871	142,645

Total Reportable Segments	330,111	342,078	1,251,554	1,290,609
Corporate and Other	2,018	2,288	6,179	7,916

Total Segment Revenues	$332,129	$344,366	$1,257,733	$1,298,525

Segment Operating Income (Loss):

Healthcare	$37,798	$38,267	$151,520	$132,601
Life Sciences	7,510	3,987	30,952	18,413
STERIS Isomedix Services	8,434	7,912	31,103	34,763

Total Reportable Segments	53,742	50,166	213,575	185,777
Corporate and Other	(2,385)	(2,547)	(9,863)	(10,332)

Total Segment Operating Income	$51,357	$47,619	$203,712	$175,445

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended March 31,
	2010	2009
	(Unaudited)
Operating Activities:

Net income	$128,467	$110,685
Non-cash items	69,414	58,422
Working capital adjustments	27,073	(1,723)

Net cash provided by operating activities	224,954	167,384

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(44,087)	(40,889)
Proceeds from sale of property, plant, equipment and intangibles	3,105	19,341
Equity investment in joint venture	(1,500)	(4,150)

Net cash used in investing activities	(42,482)	(25,698)

Financing Activities:
Proceeds from the issuance of long-term obligations	—	150,000
Payments on long-term obligations	—	(40,800)
Proceeds (payments) under credit facilities, net	—	(79,180)
Deferred financing fees and debt issuance costs	—	(476)
Repurchases of common shares	(310)	(80,466)
Cash dividends paid to common shareholders	(144,017)	(17,657)
Stock option and other equity transactions, net	14,047	33,621
Tax benefit from stock options exercised	2,467	6,982

Net cash used in financing activities	(127,813)	(27,976)
Effect of exchange rate changes on cash and cash equivalents	6,132	(11,398)

Increase in cash and cash equivalents	60,791	102,312
Cash and cash equivalents at beginning of period	154,180	51,868

Cash and cash equivalents at end of period	$214,971	$154,180

STERIS Corporation

Non-GAAP Disclosures (Unaudited)

(In thousands, except per share data)

The following table presents financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. The Company has referred to results of operations excluding restructuring charges and a change in a benefit policy in order to provide meaningful comparative analysis between the periods. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended March 31,		Outlook Fiscal 2011
	2010	2009
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$224,954	$167,384	$195,000
Purchases of property, plant, equipment, and intangibles, net	(44,087)	(40,889)	(70,000)
Proceeds from the sale of property, plant, equipment, and intangibles	3,105	19,341	—

Free Cash Flow	$183,972	$145,836	$125,000

The following tables reconcile reported net income to net income excluding restructuring charges and a change in benefit policy:

	Three Months Ended March 31,
	2010		2009
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income as Reported	$29,835	$0.50	$27,816	$0.47
Restructuring, Net of Tax	$3,322	$0.05	$1,111	$0.02

	$33,157	$0.55	$28,927	$0.49

	Twelve Months Ended March 31,
	2010		2009
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income as Reported	$128,467	$2.16	$110,685	$1.86
Restructuring, Net of Tax	$2,812	$0.05	$8,750	$0.14
Change in Benefit Policy, Net of Tax	$—	$—	$(4,948)	$(0.08)

	$131,279	$2.21	$114,487	$1.92

	Three Months Ended March 31,
	2010			2009
Segment Operating Income (Loss) Excluding Restructuring Charges:	As Reported	Restructuring Charges	Total	As Reported	Restructuring Charges	Total
Healthcare	$37,798	$4,606	$42,404	$38,267	$1,606	$39,873
Life Sciences	7,510	585	8,095	3,987	172	4,159
STERIS Isomedix Services	8,434	—	8,434	7,912	—	7,912

Total Reportable Segments	53,742	5,191	58,933	50,166	1,778	51,944
Corporate and Other	(2,385)	—	(2,385)	(2,547)	—	(2,547)

Total Operating Income	$51,357	$5,191	$56,548	$47,619	$1,778	$49,397

	Twelve Months Ended March 31,
	2010			2009
Operating Income (Loss) Excluding Restructuring Charges:	As Reported	Restructuring Charges	Total	As Reported	Restructuring Charges	Total
Healthcare	$151,520	$3,839	$155,359	$132,601	$11,399	$144,000
Life Sciences	30,952	555	31,507	18,413	2,562	20,975
STERIS Isomedix Services	31,103		31,103	34,763	40	34,803

Total Reportable Segments	213,575	4,394	217,969	185,777	14,001	199,778
Corporate and Other	(9,863)	—	(9,863)	(10,332)	(1)	(10,333)

Total Operating Income	$203,712	$4,394	$208,106	$175,445	$14,000	$189,445

STERIS Corporation

Supplemental Financial Data

Fourth Quarter Fiscal 2010

As of March 31, 2010

	FY 2010
	Q1	Q2	Q3	Q4	Total
Total Company Revenues
Capital	$92,703	$119,146	$132,541	$137,137	$481,527
Consumables	80,797	79,989	81,531	75,158	317,475
Service	110,043	115,094	113,760	119,834	458,731

Total Recurring	190,840	195,083	195,291	194,992	776,206

Total Revenues	$283,543	$314,229	$327,832	$332,129	$1,257,733

United States Revenues	$223,806	$238,292	$244,067	$243,472	$949,637
United States Revenues as a % of Total	79%	76%	74%	73%	76%
International Revenues	$59,737	$75,937	$83,765	$88,657	$308,096
International Revenues as % of Total	21%	24%	26%	27%	24%

Segment Data	Q1	Q2	Q3	Q4	Total
Healthcare
Revenues
Capital	$76,837	$99,737	$106,835	$112,732	$396,141
Consumables	66,731	64,038	66,494	59,321	256,584
Service	57,036	59,231	59,948	63,534	239,749

Total Recurring	123,767	123,269	126,442	122,855	496,333

Total Healthcare Revenues	$200,604	$223,006	$233,277	$235,587	$892,474

Operating Income (Loss)	32,102	36,366	45,254	37,798	151,520

Life Sciences
Revenues
Capital	$15,866	$19,374	$25,697	$23,671	$84,608
Consumables	14,066	15,951	15,037	15,829	60,883
Service	16,184	19,076	18,176	19,282	72,718

Total Recurring	30,250	35,027	33,213	35,111	133,601

Total Life Sciences Revenues	$46,116	$54,401	$58,910	$58,782	$218,209

Operating Income (Loss)	4,779	8,540	10,123	7,510	30,952

Isomedix Services
Revenues	$35,407	$34,735	$34,987	$35,742	$140,871
Operating Income (Loss)	8,339	7,401	6,929	8,434	31,103

Corporate and Other
Revenues	$1,416	$2,087	$658	$2,018	$6,179
Operating Income (Loss)	(2,358)	(2,242)	(2,878)	(2,385)	(9,863)

Other Data	Q1	Q2	Q3	Q4	Total
Healthcare Backlog	$132,391	$129,937	$134,400	$127,825	$127,825
Life Sciences Backlog	46,257	46,492	45,362	41,795	41,795

Total Backlog	$178,648	$176,429	$179,762	$169,620	$169,620
Free Cash Flow	$24,440	$49,934	$55,029	$54,569	$183,972
Net Debt	$33,928	$(13,758)	$44,581	$(4,971)	$(4,971)

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of backlog, free cash flow and net debt.